Exhibit 10.2

AFFILIATE GUARANTY

Dated as of January 23, 2017

Re:	$50,000,000 3.93% Senior Notes, Series A-1, due February 27, 2027;

€60,000,000 1.86% Senior Notes, Series A-2, due February 27, 2027;

$45,000,000 4.03% Senior Notes, Series A-3, due February 27, 2029;

€20,000,000 2.04% Senior Notes, Series A-4, due February 27, 2029;

£45,000,000 3.04% Senior Notes, Series A-5, due February 27, 2029;

€19,000,000 2.30% Senior Notes, Series A-6, due February 27, 2032;

£30,000,000 3.17% Senior Notes, Series A-7, due February 27, 2032

of

STERIS plc

TABLE OF CONTENTS

(Not a part of the Agreement)

AFFILIATE GUARANTY

Re:	$50,000,000 3.93% Senior Notes, Series A-1, due February 27, 2027

€60,000,000 1.86% Senior Notes, Series A-2, due February 27, 2027

$45,000,000 4.03% Senior Notes, Series A-3, due February 27, 2029

€20,000,000 2.04% Senior Notes, Series A-4, due February 27, 2029

£45,000,000 3.04% Senior Notes, Series A-5, due February 27, 2029

€19,000,000 2.30% Senior Notes, Series A-6, due February 27, 2032

£30,000,000 3.17% Senior Notes, Series A-7, due February 27, 2032

This AFFILIATE GUARANTY dated as of January 23, 2017 (the or this “Guaranty”) is entered into on a joint and several basis by each of the undersigned, together with any entity which may become a party hereto by execution and delivery of a Guaranty Supplement in substantially the form set forth as Exhibit A hereto (a “Guaranty Supplement”) (which parties are hereinafter referred to individually as a “Guarantor” and collectively as the “Guarantors”).

RECITALS

A.    Each Guarantor is an affiliate of STERIS plc, a public limited company organized under the laws of England and Wales (the “Company”).

B.    In order to obtain funds for the purposes set forth in Schedule 5.14 to the Note Purchase Agreement, the Company entered into that certain Note Purchase Agreement dated as of January 23, 2017 (the “Note Purchase Agreement”) between the Company and each of the Purchasers as defined therein providing for, inter alia, the issue and sale by the Company of (a) $50,000,000 aggregate principal amount of its 3.93% Senior Notes, Series A-1, due February 27, 2027 (the “Series A-1 Notes”); (b) €60,000,000 aggregate principal amount of its 1.86% Senior Notes, Series A-2, due February 27, 2027 (the “Series A-2 Notes”); (c) $45,000,000 aggregate principal amount of its 4.03% Senior Notes, Series A-3, due February 27, 2029 (the “Series A-3 Notes”); (d) €20,000,000 aggregate principal amount of its 2.04% Senior Notes, Series A-4, due February 27, 2029 (the “Series A-4 Notes”); (e) £45,000,000 aggregate principal amount of its 3.04% Senior Notes, Series A-5, due February 27, 2029 (the “Series A-5 Notes”); (f) €19,000,000 aggregate principal amount of its 2.30% Senior Notes, Series A-6, due February 27, 2032 (the “Series A-6 Notes”); and (g) £30,000,000 aggregate principal amount of its 3.17% Senior Notes, Series A-7, due February 27, 2032 (the “Series A-7 Notes”; the Series A-1 Notes, the Series A-2 Notes, the Series A-3 Notes, the Series A-4 Notes, the Series A-5 Notes, the Series A-6 Notes and the Series A-7 Notes are hereinafter referred to as the “Series A Notes”; and together with any Supplemental Notes issued pursuant to Section 1.2 of the Note Purchase Agreement, the “Notes”). Each holder of a Note shall be referred to as a “Holder”.

C.    The Purchasers have required as a condition to their agreement to enter into the Note Purchase Agreement that the Company cause each of the undersigned to enter into this Guaranty and to cause each Affiliate that after the date hereof becomes an obligor under or delivers a guaranty pursuant to a Material Credit Facility to enter into a Guaranty Supplement and the Company has agreed to cause each of the undersigned to execute this Guaranty and shall cause such additional Affiliates to execute a Guaranty Supplement, in each case in order to induce the Purchasers to enter into the Note Purchase Agreement and thereby benefit the Company and its Affiliates.

D.    Each of the Guarantors will derive substantial direct and indirect benefit from the Note Purchase Agreement and the issuance of the Series A Notes.

NOW, THEREFORE, as required by the Note Purchase Agreement and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, each Guarantor does hereby covenant and agree, jointly and severally, intending to be legally bound as follows:

SECTION 1.	DEFINITIONS.

Capitalized terms used herein shall have the meanings set forth in the Note Purchase Agreement unless herein defined or the context shall otherwise require.

SECTION 2.	GUARANTY OF NOTES AND NOTE PURCHASE AGREEMENT.

(a)    Subject to the limitation set forth in Section 2(b) hereof and to the provisions of Section 13 hereof, each Guarantor jointly and severally does hereby absolutely and unconditionally guarantee unto the Holders: (1) the full and prompt payment of the principal of, Make-Whole Amount, if any, Net Loss, if any, and interest, taking into account Net Gain, if any, on the Notes from time to time outstanding, as and when such payments shall become due and payable whether by lapse of time, upon redemption or prepayment, by extension or by acceleration or declaration or otherwise (including (to the extent legally enforceable) interest due on overdue payments of principal, Make-Whole Amount, if any, Net Loss, if any, and interest, taking into account Net Gain, if any, or interest at the rate set forth in the Notes and interest accruing at the then applicable rate provided in the Notes after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) in the applicable currency as set forth in the Note Purchase Agreement, (2) the full and prompt performance and observance by the Company of each and all of the obligations, covenants and agreements required to be performed or owed by the Company under the terms of the Notes and the Note Purchase Agreement and (3) the full and prompt payment, upon demand by any Holder, of all reasonable actual out of pocket costs and expenses, legal or otherwise (including attorneys’ fees), if any, as shall have been expended or incurred in the protection or enforcement of any rights, privileges or liabilities in favor of the Holders under or in respect of the Notes, the Note Purchase Agreement or under this Guaranty or in any consultation or action in connection therewith or herewith and in each and every case irrespective of the validity, regularity, or enforcement of any of the Notes or the Note Purchase Agreement or any of the terms thereof or any other like circumstance or circumstances, all in accordance with the terms and provisions of the Notes and the Note Purchase Agreement.

(b)    The liability of each Guarantor under this Guaranty shall not exceed an amount equal to a maximum amount as will, after giving effect to such maximum amount and all other liabilities of such Guarantor, contingent or otherwise, result in the obligations of such Guarantor hereunder not constituting a fraudulent transfer, obligation or conveyance.

SECTION 3.	GUARANTY OF PAYMENT AND PERFORMANCE.

This is a guaranty of payment and performance and each Guarantor hereby waives, to the fullest extent permitted by law, any right to require that any action on or in respect of any Note or the Note Purchase Agreement be brought against the Company or any other Person or that resort be had to any direct or indirect security for the Notes or for this Guaranty or any other remedy. Any Holder may, at its option, proceed hereunder against any Guarantor in the first instance to collect monies when due, the payment of which is guaranteed hereby, without first proceeding against the Company or any other Person and without first resorting to any direct or indirect security for the Notes or for this Guaranty or any other remedy. The liability of each Guarantor hereunder shall in no way be affected or impaired by any acceptance by any Holder of any direct or indirect security for, or other guaranties of, any Debt, liability or obligation of the Company or any other Person to any Holder or by any failure, delay, neglect or omission by any Holder to realize upon or protect any such guaranties, Debt, liability or obligation or any notes or other instruments evidencing the same or any direct or indirect security therefor or by any approval, consent, waiver, or other action taken, or omitted to be taken by any such Holder.

The covenants and agreements on the part of the Guarantors herein contained shall take effect as joint and several covenants and agreements, and references to the Guarantors shall take effect as references to each of them and none of them shall be released from liability hereunder by reason of the guaranty ceasing to be binding as a continuing security on any other of them.

SECTION 4.	GENERAL PROVISIONS RELATING TO THE GUARANTY.

(a)    Each Guarantor hereby consents and agrees that any Holder or Holders from time to time, with or without any further notice to or assent from any other Guarantor may, without in any manner affecting the liability of any Guarantor under this Guaranty, and upon such terms and conditions as any such Holder or Holders may deem advisable:

(1)    extend in whole or in part (by renewal or otherwise), modify, change, compromise, release or extend the duration of the time for the performance or payment of any Debt, liability or obligation of the Company or of any other Person secondarily or otherwise liable for any Debt, liability or obligations of the Company on the Notes, or waive any Default with respect thereto, or waive, modify, amend or change any provision of any other agreement or this Guaranty; or

(2)    sell, release, surrender, modify, impair, exchange or substitute any and all property, of any nature and from whomsoever received, held by, or for the benefit of, any such Holder as direct or indirect security for the payment or performance of any Debt, liability or obligation of the Company or of any other Person secondarily or otherwise liable for any Debt, liability or obligation of the Company on the Notes; or

(3)    settle, adjust or compromise any claim of the Company against any other Person secondarily or otherwise liable for any Debt, liability or obligation of the Company on the Notes.

Each Guarantor hereby ratifies and confirms any such extension, renewal, change, sale, release, waiver, surrender, exchange, modification, amendment, impairment, substitution, settlement, adjustment or compromise and that the same shall be binding upon it, and hereby waives, to the fullest extent permitted by law, any and all defenses, counterclaims or offsets which it might or could have by reason thereof, it being understood that such Guarantor shall at all times be bound by this Guaranty and remain liable hereunder.

(b)    Each Guarantor hereby waives, to the fullest extent permitted by law:

(1)    notice of acceptance of this Guaranty by the Holders or of the creation, renewal or accrual of any liability of the Company, present or future, or of the reliance of such Holders upon this Guaranty (it being understood that every Debt, liability and obligation described in Section 2 hereof shall conclusively be presumed to have been created, contracted or incurred in reliance upon the execution of this Guaranty);

(2)    demand of payment by any Holder from the Company or any other Person indebted in any manner on or for any of the Debt, liabilities or obligations hereby guaranteed; and

(3)    presentment for the payment by any Holder or any other Person of the Notes or any other instrument, protest thereof and notice of its dishonor to any party thereto and to such Guarantor.

The obligations of each Guarantor under this Guaranty and the rights of any Holder to enforce such obligations by any proceedings, whether by action at law, suit in equity or otherwise, shall not be subject to any reduction, limitation, impairment or termination (other than by payment in full of the Notes and the obligations of the Company under the Note Purchase Agreement), whether by reason of any claim of any character whatsoever or otherwise and shall not be subject to any defense, set-off, counterclaim (other than any compulsory counterclaim), recoupment or termination whatsoever.

(c)    Subject to Section 13 hereof, the obligations of the Guarantors hereunder shall be binding upon the Guarantors and their successors and assigns, and shall remain in full force and effect until the entire principal, Make-Whole Amount, if any, Net Loss, if any, and interest, taking into account Net Gain, if any, on the Notes and all other sums due pursuant to Section 2 shall have been paid and such obligations shall not be affected, modified or impaired upon the happening from time to time of any event, including without limitation any of the following, whether or not with notice to or the consent of the Guarantors:

(1)    the genuineness, validity, regularity or enforceability of the Notes, the Note Purchase Agreement or any other agreement or any of the terms of any thereof, the continuance of any obligation on the part of the Company, any other Guarantors or any other Person on or in respect of the Notes or under the Note Purchase Agreement or any other agreement or the power or authority or the lack of power or authority of the Company to issue the Notes or the Company to execute and deliver the Note Purchase Agreement or any other agreement or of any other Guarantors to execute and deliver this Guaranty or any other agreement or to perform any of its obligations hereunder or the existence or continuance of the Company or any other Person as a legal entity; or

(2)    any default, failure or delay, willful or otherwise, in the performance by the Company, any other Guarantor or any other Person of any obligations of any kind or character whatsoever under the Notes, the Note Purchase Agreement, this Guaranty or any other agreement; or

(3)    any creditors’ rights, bankruptcy, receivership or other insolvency proceeding of the Company, any other Guarantor or any other Person or in respect of the property of the Company, any other Guarantor or any other Person or any merger, consolidation, reorganization, dissolution, liquidation, the sale of all or substantially all of the assets of or winding up of the Company, any other Guarantor or any other Person; or

(4)    impossibility or illegality of performance on the part of the Company, any other Guarantor or any other Person of its obligations under the Notes, the Note Purchase Agreement, this Guaranty or any other agreements; or

(5)    in respect of the Company, any other Guarantors or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Company, any other Guarantors or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), civil commotion, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any Federal or state regulatory body or agency, change of law or any other causes affecting performance, or any other force majeure, whether or not beyond the control of the Company, any other Guarantors or any other Person and whether or not of the kind hereinbefore specified; or

(6)    any attachment, claim, demand, charge, Lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, Debt, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against the Company, any Guarantor or any other Person or any claims, demands, charges or Liens of any nature, foreseen or unforeseen, incurred by the Company, any Guarantor or any other Person, or against any sums payable in respect of the Notes or under the Note Purchase Agreement or this Guaranty, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided; or

(7)    any order, judgment, decree, ruling or regulation (whether or not valid) of any court of any nation or of any political subdivision thereof or any body, agency,

department, official or administrative or regulatory agency of any thereof or any other action, happening, event or reason whatsoever which shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by the Company, any Guarantor or any other Person of its respective obligations under or in respect of the Notes, the Note Purchase Agreement, this Guaranty or any other agreement; or

(8)    the failure of any Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guaranty; or

(9)    any failure or lack of diligence in collection or protection, failure in presentment or demand for payment, protest, notice of protest, notice of default and of nonpayment, any failure to give notice to any Guarantor of failure of the Company, any Guarantor or any other Person to keep and perform any obligation, covenant or agreement under the terms of the Notes, the Note Purchase Agreement, this Guaranty or any other agreement or failure to resort for payment to the Company, any other Guarantor or to any other Person or to any other guaranty or to any property, security, Liens or other rights or remedies; or

(10)    the acceptance of any additional security or other guaranty, the advance of additional money to the Company or any other Person, the renewal or extension of the Notes or amendments, modifications, consents or waivers with respect to the Notes, the Note Purchase Agreement or any other agreement, or the sale, release, substitution or exchange of any security for the Notes; or

(11)    any merger or consolidation of the Company, any other Guarantor or any other Person into or with any other Person or any sale, lease, transfer or other disposition of any of the assets of the Company, any other Guarantor or any other Person to any other Person, or any change in the ownership of any shares of the Company, any other Guarantor or any other Person; or

(12)    any defense whatsoever that: (i) the Company or any other Person might have to the payment of the Notes (principal, Make-Whole Amount, if any, Net Loss, if any, and interest, taking into account Net Gain, if any), other than payment thereof in Federal or other immediately available funds, or (ii) the Company or any other Person might have to the performance or observance of any of the provisions of the Notes, the Note Purchase Agreement or any other agreement, whether through the satisfaction or purported satisfaction by the Company, any other Guarantor or any other Person of its debts due to any cause such as bankruptcy, insolvency, receivership, merger, consolidation, reorganization, dissolution, liquidation, winding-up or otherwise, other than the defense of indefeasible payment in full in cash of the Notes; or

(13)    any act or failure to act with regard to the Notes, the Note Purchase Agreement, this Guaranty or any other agreement or anything which might vary the risk of any Guarantor or any other Person; or

(14)    any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Guarantor or any other Person in respect of the obligations of any Guarantor or other Person under this Guaranty or any other agreement, other than the defense of indefeasible payment in full in cash of the Notes;

provided that the specific enumeration of the above-mentioned acts, failures or omissions shall not be deemed to exclude any other acts, failures or omissions, though not specifically mentioned above, it being the purpose and intent of this Guaranty and the parties hereto that the obligations of each Guarantor shall be absolute and unconditional and shall not be discharged, impaired or varied except pursuant to Section 13 hereof and by the payment of the principal of, Make-Whole Amount, if any, Net Loss, if any, and interest, taking into account Net Gain, if any, on the Notes in accordance with their respective terms whenever the same shall become due and payable as in the Notes provided and all other sums due and payable under the Note Purchase Agreement, at the place specified in and all in the manner and with the effect provided in the Notes and the Note Purchase Agreement, as each may be amended or modified from time to time. Without limiting the foregoing, it is understood that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, the Company shall default under or in respect of the terms of the Notes or the Note Purchase Agreement and that notwithstanding recovery hereunder for or in respect of any given default or defaults by the Company under the Notes or the Note Purchase Agreement, this Guaranty shall remain in full force and effect and shall apply to each and every subsequent default.

(d)    All rights of any Holder may be transferred or assigned at any time and shall be considered to be transferred or assigned at any time or from time to time upon the transfer of such Note in accordance with the Note Purchase Agreement whether with or without the consent of or notice to the Guarantors under this Guaranty or to the Company.

(e)    To the extent of any payments made under this Guaranty, the Guarantors shall be subrogated to the rights of the Holder or Holders upon whose Notes such payment was made, but each Guarantor covenants and agrees that such right of subrogation shall be junior and subordinate in right of payment to the prior indefeasible final payment in cash in full of all amounts due and owing by the Company with respect to the Notes and the Note Purchase Agreement and by the Guarantors under this Guaranty, and the Guarantors shall not take any action to enforce such right of subrogation, and the Guarantors shall not accept any payment in respect of such right of subrogation, until all amounts due and owing by the Company under or in respect of the Notes and the Note Purchase Agreement and all amounts due and owing by the Guarantors hereunder have indefeasibly been finally paid in cash in full. If any amount shall be paid to any Guarantor in violation of the preceding sentence at any time prior to the indefeasible payment in cash in full (or other satisfaction agreed to by the Holders) of the Notes and all other amounts payable under the Notes, the Note Purchase Agreement and this Guaranty, such amount shall be held in trust for the benefit of the Holders and shall, except to the extent the Holders have received payment, promptly be paid to the Holders to be credited and applied to the amounts due or to become due with respect to the Notes and all other amounts payable under the Note Purchase Agreement and this Guaranty, whether matured or unmatured. Each Guarantor acknowledges that it has received direct and indirect benefits from the financing arrangements contemplated by the Note Purchase Agreement and that the waiver set forth in this paragraph (e) is knowingly made as a result of the receipt of such benefits.

(f)    To the extent of any payments made under this Guaranty, each Guarantor making such payment shall have a right of contribution from the other Guarantors, but such Guarantor covenants and agrees that such right of contribution shall be subordinate in right of payment to the rights of the Holders for which full payment has not been made or provided for and, to that end, such Guarantor agrees not to claim or enforce any such right of contribution unless and until all of the Notes and all other sums due and payable under the Note Purchase Agreement have been fully and irrevocably paid and discharged.

(g)    Each Guarantor agrees that to the extent the Company, any other Guarantor or any other Person makes any payment on any Note, which payment or any part thereof is subsequently invalidated, voided, declared to be fraudulent or preferential, set aside, recovered, rescinded, or otherwise defeased or is required to be retained by or repaid to a trustee, receiver, or any other Person under any bankruptcy code, common law, or equitable cause, then and to the extent of such payment, the obligation or the part thereof intended to be satisfied shall be revived and continued in full force and effect with respect to the Guarantors’ obligations hereunder, as if said payment had not been made. The liability of the Guarantors hereunder shall not be reduced or discharged, in whole or in part, by any payment to any Holder from any source that is thereafter paid, returned or refunded in whole or in part by reason of the assertion of a claim of any kind relating thereto, including, but not limited to, any claim for breach of contract, breach of warranty, preference, illegality, invalidity, or fraud asserted by any account debtor or by any other Person.

(h)    No Holder shall be under any obligation: (1) to marshal any assets in favor of the Guarantors or in payment of any or all of the liabilities of the Company under or in respect of the Notes or the obligations of the Guarantors hereunder or (2) to pursue any other remedy that the Guarantors may or may not be able to pursue themselves and that may lighten the Guarantors’ burden, any right to which each Guarantor hereby expressly waives.

(i)    The obligations of each Guarantor under this Guaranty rank pari passu in right of payment with all other Debt of such Guarantor which is not secured or which is not expressly subordinated in right of payment to any other unsecured Debt of such Guarantor.

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE GUARANTORS.

Each Guarantor represents and warrants to each Purchaser that:

(a)    Such Guarantor is a corporation or other legal entity duly organized, validly existing and in good standing (if applicable) under the laws of its jurisdiction of organization, except as would not reasonably be expected to materially affect the Consolidated Group as a whole, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on (1) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries, taken as a whole, (2) the ability of such Guarantor to perform its obligations under this Guaranty, or (3) the validity or enforceability of this Guaranty. Such Guarantor has the power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Guaranty and to perform the provisions hereof, except as would not reasonably be expected to materially affect the Consolidated Group as a whole.

(b)    This Guaranty has been duly authorized by all necessary action on the part of such Guarantor, and upon execution and delivery of this Guaranty and of the Note Purchase Agreement and receipt of consideration for the Note Purchase Agreement and the Notes, this Guaranty will constitute a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)    The execution, delivery and performance by such Guarantor of this Guaranty will not (1) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Guarantor under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, memorandum of association, articles of association or by-laws, or any other Material agreement or instrument to which such Guarantor is bound or by which such Guarantor or any of its properties may be bound or affected, (2) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Guarantor or (3) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Guarantor.

(d)    No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority by the Guarantor is required in connection with the execution, delivery or performance by such Guarantor of this Guaranty.

(e)    Such Guarantor on a consolidated basis has capital not unreasonably small in relation to its business or any contemplated or undertaken transaction and has assets having a value both at fair valuation and at present fair salable value greater than the amount required to pay its debts as they become due and greater than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. Such Guarantor does not intend to incur or believe that it will incur, debts beyond its ability to pay such debts as they become due. Such Guarantor will not be rendered insolvent by the execution and delivery of, and performance of its obligations under, this Guaranty. Such Guarantor does not intend to hinder, delay or defraud its creditors by or through the execution and delivery of, or performance of its obligations under, this Guaranty.

SECTION 6.	GUARANTOR COVENANTS.

From and after the date hereof and continuing so long as any amount on the Notes remains unpaid each Guarantor agrees to comply with the terms and provisions of Sections 9.1, 9.2, 9.3, 9.4 and 9.5 of the Note Purchase Agreement, insofar as such provisions apply to such Guarantor, as if such provisions referred to such Guarantor.

SECTION 7.	PAYMENTS FREE AND CLEAR OF TAXES.

(a)    All payments under this Guaranty will be made by each Guarantor in lawful currency of the United States of America, Euros, or Pounds Sterling, as applicable, free and clear of, and without liability for withholding or deduction for or on account of, any present or future taxes of whatever nature imposed or levied by or on behalf of any jurisdiction other than the United States (or any political subdivision or taxing authority thereof or therein) from or through which payments are made (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such tax is compelled by law.

(b)    If any deduction or withholding for any tax of a Taxing Jurisdiction shall at any time be required by law in respect of any amounts to be paid by the Guarantors under this Guaranty, the Guarantors will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and will pay to each Holder such additional amounts as may be necessary in order that the net amounts paid to such Holder pursuant to the terms of this Guaranty after such deduction, withholding or payment (including any required deduction or withholding of tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such Holder under the terms of this Guaranty before the assessment of such tax, provided that no payment of any additional amounts shall be required to be made for or on account of:

(i)    any tax that would not have been imposed but for the existence of any present or former connection between such Holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such Holder, if such Holder is an estate, trust, partnership or corporation or any Person other than the Holder to whom the Notes or any amount payable thereon is attributable for the purposes of such tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof or the exercise of remedies in respect thereof, including such Holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a tax that would not have been imposed but for a Guarantor, after the date of this Agreement, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Guaranty are made to the Taxing Jurisdiction imposing the relevant tax;

(ii)    any estate, inheritance, gift, transfer, sales, excise, personal property, wealth, personal property or similar taxes imposed with respect to the Notes;

(iii)    any tax imposed otherwise than by withholding from payments under the Note Purchase Agreement, the Notes or this Guaranty;

(iv)    any tax that would not have been imposed but for the delay or failure by such Holder in delivering to the Company in a timely manner (following a written request by the Company) and, if applicable, in the filing with the relevant Taxing Jurisdiction in a timely manner such properly completed Forms (as defined below) as are required or permitted to be so delivered or filed by such Holder to avoid or reduce such taxes (including for such purpose any refilings or resubmissions or renewals of filings or submissions that may from time to time be required by the relevant Taxing Jurisdiction), provided that the filing of such Forms would not result in any confidential and proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such Holder, and provided further that such Holder shall be deemed to have satisfied the requirements of this clause (b)(iv) upon the proper completion and submission of such Forms (including refiling or renewals of filings) as may be specified in a written request of the Company no later than 60 days after receipt by such Holder of such written request;

(v)    any taxes imposed pursuant to FATCA; or

(vi)    any combination of clauses (i) through (v) above;

provided further that in no event shall a Guarantor be obligated to pay such additional amounts to any Holder (i) not resident in the United States of America in excess of the amounts that the Guarantor would be obligated to pay if such Holder had been a resident of the United States of America for purposes of, and eligible for the benefits of, any double taxation treaty from time to time in effect between the United States of America and the relevant Taxing Jurisdiction or (ii) registered in the name of a nominee if under the law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such law) securities held in the name of a nominee do not qualify for an exemption from the relevant tax and the Guarantor shall have given timely notice of such law or interpretation to such Holder.

(c)    By acceptance of any Note, the Holder agrees, subject to the limitations of clause (b) above, that it will from time to time with reasonable promptness (x) duly complete and deliver in a timely manner to or as reasonably directed by the Company all such forms, certificates, documents, declarations, identification and returns (collectively, “Forms”) required or permitted to be filed or submitted by or on behalf of such Holder in order to avoid or reduce any such tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or to claim the benefit of an applicable tax treaty or (y) provide the Company with such information with respect to such Holder as the Company may reasonably request in order to complete any such Forms, provided that nothing in this Section 6(c) shall require any Holder to provide information with respect to any such Form or otherwise if such Form or disclosure of information would involve the disclosure of confidential and proprietary income tax return information of such Holder, and provided further that each such Holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such Holder to the Company or mailed to the appropriate taxing authority (which in the case of a United Kingdom HM Revenue and Customs Form US-Company 2002 or any similar Form shall be deemed to occur when such Form is submitted to the United States Internal Revenue Service in accordance with the instructions contained in such Form), whichever is applicable, within 60 days following a written request of the Company; provided, further, that this Agreement shall be deemed to be such written request of the Company.

(d)    On or before the date of the Closing, the Company will furnish each Purchaser with copies of the appropriate Form (and English translation if required as aforesaid) currently required to be filed in the United Kingdom pursuant to Section 7(b)(ii), if any, and in connection with the transfer of any Note the Company will furnish the transferee of such Note with copies of any such Form and English translation then required.

(e)    If a Guarantor pays an additional amount under this Section 7 to or for the account of any Holder and such Holder is entitled to a refund of the tax to which such payment is attributable upon the making of a filing, then such Holder shall use reasonable efforts to complete and deliver such refund forms to or as directed by such Guarantor. If such Holder in its reasonable discretion determines that it has received or been granted a refund of such taxes, such Holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to such Guarantor such amount as such Holder shall, in its reasonable discretion, determine to be attributable to the relevant taxes or deduction or withholding. Nothing in this Section 7(e) shall (i) interfere with the right of the Holder of any Note to arrange its tax affairs in whatever manner it thinks fit and, in particular, no Holder of any Note shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such tax in priority to any other claims, reliefs, credits or deductions available to it or (ii) oblige any Holder of any Note to disclose any confidential and proprietary income tax return information of such Holder.

(f)    The Company will furnish the Holders, promptly and in any event within 60 days after the date of any payment by any Guarantor of any tax in respect of any amounts paid under this Guaranty, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of such Guarantor, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any Holder.

(g)    If a Guarantor is required by any applicable law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any tax in respect of which such Guarantor would be required to pay any additional amount under this Section 7, but for any reason does not make such deduction or withholding with the result that a liability in respect of such tax is assessed by the relevant Taxing Jurisdiction directly against the Holder, and such Holder pays such liability, then such Guarantor will promptly reimburse such Holder for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by such

Guarantor) upon demand by such Holder accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction.

(h)    [reserved].

(i)    The obligations of the Guarantors under this Section 7 shall survive the payment or transfer of any Note and the provisions of this Section 7 shall also apply to successive transferees of the Notes.

(j)    By acceptance of any Note, the Holder of such Note agrees that such Holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (i) in the case of any such Holder that is a United States person for federal income tax purposes, such Holder’s United States tax identification number or other properly completed Forms (including Internal Revenue Service Form W-9) reasonably requested by the Company as may be necessary or appropriate to establish such Holder’s status as a United States person for U.S. federal income tax purposes and (ii) in the case of any such Holder that is not a United States person for U.S. federal income tax purposes, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such other documentation or properly completed Forms (including an appropriate Internal Revenue Service Form W-8, as applicable) as may be necessary or appropriate for the Company or such other Person (x) to comply with its obligations under FATCA and to determine that such Holder has complied with such Holder’s obligations under FATCA, (y) to determine the amount (if any) to deduct and withhold from any such payment made to such Holder or (z) to establish such Holder’s status as not a United States person for U.S. Federal income tax purposes. Nothing in this Section 7 shall require any Holder to provide information with respect to any Form or otherwise if such information is confidential or proprietary to such Holder (in which case, for the absence of doubt, no payment of additional amounts under this Section 7 shall be required to the extent the relevant tax would not have been imposed, or would have been imposed at a reduced rate, had the Holder provided such information in a timely and proper manner) unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential (subject to any disclosure requirements required pursuant to FATCA).

(k)    HMRC DT Treaty Passport Scheme. Any Purchaser (or Holder) who holds a passport under the HMRC DT Treaty Passport Scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect by providing its scheme reference number and its jurisdiction of tax residence as follows: (a) in the case of each Purchaser, providing such information in Schedule A at the date hereof in the Note Purchase Agreement or in a Supplemental Note Purchase Agreement, and (b) in the case of any transferee of a Note, providing such information in the materials provided by the Holder to the Company in writing at the time of transfer.

Where a Purchaser (or transferee of a Note) has provided its HMRC DT Treaty Passport Scheme reference number and jurisdiction of tax residence in Schedule A at the date hereof in the Note Purchase Agreement or in a Supplemental Note Purchase Agreement or in a written notice delivered to the Company prior to the relevant Closing (or in the information provided by the Holder to the Company in writing upon transfer) as provided above, the Company shall file a duly completed form DTTP2 in respect of such Purchaser (or transferee of a Note) with HMRC within 30 days of the date of the relevant Closing (or, in the case of any transferee of a Note, within 30 days of completion of the transfer thereof) and shall provide such Purchaser (or, in the case of any transferee of a Note, such Holder) with a copy of that filing if so requested by such Purchaser or transferee.

(l)    Qualifying Private Placement Certificate. Any Purchaser or other Holder may deliver a QPP Certificate to the Company and provided that such QPP Certificate has not become a withdrawn certificate or a cancelled certificate (within the meaning of regulations 6 and 7 respectively of the Income Tax (Qualifying Private Placement Regulations) 2015 (SI 2015/2002) (the “QPP Regulations”) (unless such withdrawal or cancellation is as a consequence of the failure of the Company to comply with its obligations under regulation 7 of the QPP Regulations other than where regulation 7(4)(b) applies as a consequence of a Purchaser or other Holder of the Note failing to provide accurate information) such Purchaser or Holder shall not be required to file any other Form seeking relief in respect of United Kingdom withholding tax pursuant to the applicable double taxation agreement or to provide its HMRC DT Treaty Passport Scheme reference number (and so be non-compliant with the provisions of this Section 7) unless it has failed to file such Form in accordance with the provisions of this Section 7 within the period of 30 days following it being notified of the QPP Certificate becoming a withdrawn or cancelled certificate and receiving a written request to do so from the Company or its legal counsel.

(m)    Notwithstanding anything to the contrary herein, additional amounts otherwise payable by a Guarantor pursuant to this Section 7 shall be payable only to the extent that the net amount that would otherwise be received by a Holder with respect to a payment by such Guarantor pursuant to this Guaranty, after such Guarantor has deducted or withheld any tax of a Taxing Jurisdiction as required by law, is not more than the net amount such Holder would have received had such payment been made by the Company on the applicable Notes.

SECTION 8.	GOVERNING LAW.

(a)    THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE THEREIN.

(b)    Each Guarantor hereby (1) irrevocably submits and consents to the jurisdiction of the federal court located within the County of New York, State of New York (or if such court lacks jurisdiction, the State courts located therein), and irrevocably agrees that all actions or proceedings relating to this Guaranty may be litigated in such courts, and (2) waives any objection which it may have based on improper venue or forum non conveniens to the conduct of any proceeding in any such court and waives personal service of any and all process upon it, and (3) consents that all such service of process be made by delivery to it at the address of such Person set forth in Section 11 below or to its agent referred to below at such agent’s address set forth below (with a courtesy copy to such Guarantor at the address set forth in Section 11) and that service so made shall be deemed to be completed upon actual receipt. Each Guarantor hereby irrevocably appoints the Company, as its agent for the purpose of receiving service of any process. In the event the Company (or any successor thereto) shall in accordance with the terms of the Note Purchase Agreement be organized under the laws of any jurisdiction other than any state of the United States or the District of Columbia, each Guarantor agrees it shall irrevocably appoint C T Corporation System, as its agent for the purpose of receiving service of any process within the State of New York. Nothing contained in this section shall affect the right of any Holder to serve legal process in any other manner permitted by law or to bring any action or proceeding in the courts of any jurisdiction against a Guarantor or to enforce a judgment obtained in the courts of any other jurisdiction.

(c)    The parties hereto waive any right to have a jury participate in resolving any dispute, whether sounding in contract, tort, or otherwise, between them arising out of, connected with, related to or incidental to the relationship established between them in connection with this Guaranty, any financing agreement, any loan party document or any other instrument, document or agreement executed or delivered in connection herewith or the transactions related hereto. The parties hereto hereby agree and consent that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that any of them may file an original counterpart or a copy of this Guaranty with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

SECTION 9.	CURRENCY OF PAYMENTS, INDEMNIFICATION.

(a)    Any payment on account of an amount that is payable hereunder or under the Notes in Dollars which is made to or for the account of any Holder in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of any Guarantor, shall constitute a discharge of the obligation of such Guarantor under this Guaranty only to the extent of the amount of Dollars which such Holder could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above. If the amount of Dollars that could be so purchased is less than the amount of Dollars originally due to such Holder, the Company agrees to the fullest extent permitted by law, to indemnify and save harmless such Holder from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Guaranty, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such Holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order. If the amount of Dollars that could be so purchased is more than the amount of Dollars originally due to such holder, then such holder agrees to promptly remit such excess to such Guarantor.

(b)    Any payment on account of an amount that is payable hereunder or under the Notes in Euros which is made to or for the account of any Holder in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of any Guarantor, shall constitute a discharge of the obligation of such Guarantor under this Guaranty only to the extent of the amount of Euros which such Holder could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above. If the amount of Euros that could be so purchased is less than the amount of Euros originally due to such Holder, such Guarantor agrees to the fullest extent permitted by law, to indemnify and save harmless such Holder from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Guaranty, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such Holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order. If the amount of Euros that could be so purchased is more than the amount of Euros originally due to such holder, then such holder agrees to promptly remit such excess to such Guarantor.

(c)    Any payment on account of an amount that is payable hereunder or under the Notes in Sterling which is made to or for the account of any Holder in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of any Guarantor, shall constitute a discharge of the obligation of such Guarantor under this Guaranty only to the extent of the amount of Sterling which such Holder could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above. If the amount of Sterling that could be so purchased is less than the amount of Sterling originally due to such Holder, such Guarantor agrees to the fullest extent permitted by law, to indemnify and save harmless such Holder from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Guaranty, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such Holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order. If the amount of Sterling that could be so purchased is more than the amount of Sterling originally due to such holder, then such holder agrees to promptly remit such excess to such Guarantor.

SECTION 10.	AMENDMENTS, WAIVERS AND CONSENTS.

(a)    This Guaranty may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of each Guarantor and the Required Holders; provided, that without the written consent of all of the Holders, no such waiver, modification, alteration or amendment shall be effective which will reduce the scope of the guaranty set forth in this Guaranty, amend any of the terms or provisions of Section 2 or 6 hereof or amend this Section 10. No such amendment or modification shall extend to or affect any obligation not expressly amended or modified or impair any right consequent thereon.

(b)    The Guarantors will provide each Holder (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof. The Guarantors will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 10 to each Holder promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Holders.

(c)    The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of fee or otherwise, or grant any security, to any Holder as consideration for or as an inducement to the entering into by any Holder of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each Holder even if such Holder did not consent to such waiver or amendment.

(d)    Any amendment or waiver consented to as provided in this Section 10 applies equally to all Holders and is binding upon them and upon each future Holder and upon the Guarantors. No such amendment or waiver will extend to or affect any obligation, covenant or agreement not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Guarantors and any Holder nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of any Holder. As used herein, the term “this Guaranty” and references thereto shall mean this Guaranty as it may from time to time be amended or supplemented.

(e)    Solely for the purpose of determining whether the Holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Guaranty, Notes directly or indirectly owned by any Guarantor, the Company or any of their respective subsidiaries or Affiliates shall be deemed not to be outstanding.

SECTION 11.	NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) electronically (including by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) or e-mail) or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(1)    if to a Holder listed on Schedule A of the Note Purchase Agreement or such Holder’s nominee, to such Holder or such Holder’s nominee at the address specified for such communications on Schedule A, or at such other address as such Holder or such Holder’s nominee shall have specified to any Guarantor or the Company in writing,

(2)    if to any other Holder, to such Holder at such address as such Holder shall have specified to any Guarantor or the Company in writing, or

(3)    if to any Guarantor, to such Guarantor c/o the Company at its address set forth at the beginning of the Note Purchase Agreement to the attention of Corporate Treasurer, or at such other address as such Guarantor shall have specified to the Holders in writing.

Notices under this Section 11 will be deemed given only when actually received. Notices and other communications sent electronically shall be deemed received on the day such notices or other communications are sent unless such notice or other communication is not sent during the normal business hours of the recipient, in which case such notice or communication shall be deemed to have been sent at the opening of business on the next business day.

SECTION 12.	MISCELLANEOUS.

(a)    No remedy herein conferred upon or reserved to any Holder is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Guaranty now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle any Holder to exercise any remedy reserved to it under the Guaranty, it shall not be necessary for such Holder to physically produce its Note in any proceedings instituted by it or to give any notice, other than such notice as may be herein expressly required.

(b)    The Guarantors will pay all sums becoming due under this Guaranty by the method and at the address specified in the Note Purchase Agreement, or by such other method or at such other address as any Holder shall have from time to time specified to the Guarantors in writing for such purpose, without the presentation or surrender of this Guaranty or any Note.

(c)    Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

(d)    If the whole or any part of this Guaranty shall be now or hereafter become unenforceable against any one or more of the Guarantors for any reason whatsoever or if it is not executed by any one or more of the Guarantors, this Guaranty shall nevertheless be and remain fully binding upon and enforceable against each other Guarantor as if it had been made and delivered only by such other Guarantors.

(e)    This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of each Holder and its successors and assigns so long as its Notes remain outstanding and unpaid.

(f)    This Guaranty may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

SECTION 13.	RELEASE.

Notwithstanding anything that may be contained herein to the contrary, the Holders agree that, in accordance with, and pursuant to the requirements of, Section 2.2(e) of the Note Purchase Agreement, this Guaranty shall be automatically released and discharged without the necessity of further action on the part of the Holders if, and to the extent, (a) the corresponding guaranty given pursuant to the terms of each Material Credit Facility is released and discharged, (b) such Guarantor is no longer, if applicable, a borrower or issuer under any Material Credit Facility and (c) no Default or Event of Default shall have occurred and then be continuing or result therefrom (or should any Default or Event of Default then exist or result, at such later time as any such Default or Event of Default shall cease to exist or result therefrom); provided that in the event the Guarantor shall again become obligated under or with respect to the previously discharged Guaranty or Material Credit Facility pursuant to the terms and provisions of the Note Purchase Agreement, then the obligations of such Guarantor under this Guaranty shall be reinstated and any release thereof previously given shall be deemed null and void, and such Guaranty shall again benefit the Holders on an equal and pro rata basis. Any release by the Holders shall be deemed to have occurred concurrently with the release and discharge under the Material Credit Facilities. The Company shall promptly notify the Holders of any release of an Affiliate Guaranty pursuant to this Section 13 and shall deliver evidence of any release or discharge of a guaranty or Lien in customary form.

[Intentionally Blank]

IN WITNESS WHEREOF, the undersigned has caused this Affiliate Guaranty to be duly executed by an authorized representative as of the date hereof.

AMERICAN STERILIZER COMPANY
INTEGRATED MEDICAL SYSTEMS INTERNATIONAL, INC.
ISOMEDIX INC.
ISOMEDIX OPERATIONS INC.
SOLAR NEW US HOLDING CO, LLC
SOLAR NEW US PARENT CO, LLC
SOLAR US ACQUISITION CO, LLC
STERIS BARRIER PRODUCTS SOLUTIONS, INC.
STERIS EUROPE, INC.
STERIS INC.
UNITED STATES ENDOSCOPY GROUP, INC.

By:	/s/ Michael J. Tokich
Name:	Michael J. Tokich
Title:	President

STERIS CORPORATION

By:	/s/ Michael J. Tokich
Name:	Michael J. Tokich
Title:	Senior Vice President, Chief Financial Officer and Treasurer

[Signature Page to Affiliate Guaranty]

SYNERGY HEALTH LIMITED

By:	/s/ Jonathan Turner
Name:	Jonathan Turner
Title:	Secretary

SYNERGY HEALTH HOLDINGS LIMITED
SYNERGY HEALTH STERILISATION UK LIMITED
SYNERGY HEALTH (UK) LIMITED
SYNERGY HEALTH INVESTMENTS LIMITED
SYNERGY HEALTH US HOLDINGS LIMITED

By:	/s/ Jonathan Turner
Name:	Jonathan Turner
Title:	Director

[Signature Page to Affiliate Guaranty]

ACCEPTED AND AGREED:

STERIS plc

By:	/s/ Michael J. Tokich
Name:	Michael J. Tokich
Title:	Senior Vice President, Chief Financial Officer and Treasurer

[Signature Page to Affiliate Guaranty]

GUARANTY SUPPLEMENT

To the Holders of the Series A Notes, (each, as

  hereinafter defined) of STERIS plc (the

  “Company”)

Ladies and Gentlemen:

WHEREAS, in order to obtain funds for the purposes set forth in Schedule 5.14 to the Note Purchase Agreement, the Company entered into that certain Note Purchase Agreement dated as of January 23, 2017 (the “Note Purchase Agreement”) between the Company and each of the Purchasers as defined therein providing for, inter alia, the issue and sale by the Company of (a) $50,000,000 aggregate principal amount of its 3.93% Senior Notes, Series A-1, due February 27, 2027 (the “Series A-1 Notes”); (b) €60,000,000 aggregate principal amount of its 1.86% Senior Notes, Series A-2, due February 27, 2027 (the “Series A-2 Notes”); (c) $45,000,000 aggregate principal amount of its 4.03% Senior Notes, Series A-3, due February 27, 2029 (the “Series A-3 Notes”); (d) €20,000,000 aggregate principal amount of its 2.04% Senior Notes, Series A-4, due February 27, 2029 (the “Series A-4 Notes”); (e) £45,000,000 aggregate principal amount of its 3.04% Senior Notes, Series A-5, due February 27, 2029 (the “Series A-5 Notes”); (f) €19,000,000 aggregate principal amount of its 2.30% Senior Notes, Series A-6, due February 27, 2032 (the “Series A-6 Notes”); and (g) £30,000,000 aggregate principal amount of its 3.17% Senior Notes, Series A-7, due February 27, 2032 (the “Series A-7 Notes”; the Series A-1 Notes, the Series A-2 Notes, the Series A-3 Notes, the Series A-4 Notes, the Series A-5 Notes, the Series A-6 Notes and the Series A-7 Notes are hereinafter referred to as the “Series A Notes”; and together with any Supplemental Notes issued pursuant to Section 1.2 of the Note Purchase Agreement, the “Notes”). Each Holder of a Note shall be referred to as a “Holder”.

WHEREAS, as a condition precedent to the entering into the Note Purchase Agreement by the Purchasers, the Purchasers required that certain affiliates of the Company enter into an Affiliate Guaranty as security for the Notes (the “Guaranty”).

Pursuant to Section 9.7 of the Note Purchase Agreement, the Company has agreed to cause the undersigned,                     , a                      organized under the laws of                      (the “Additional Guarantor”), to join in the Guaranty. In accordance with the requirements of the Guaranty, the Additional Guarantor desires to amend the definition of Guarantor (as the same may have been heretofore amended) set forth in the Guaranty attached hereto so that at all times from and after the date hereof, the Additional Guarantor shall be jointly and severally liable as set forth in the Guaranty for the obligations of the Company under the Note Purchase Agreement and Notes to the extent and in the manner set forth in the Guaranty.

The undersigned is the duly elected                      of the Additional Guarantor, a subsidiary of the Company, and is duly authorized to execute and deliver this Guaranty Supplement to each of you. The execution by the undersigned of this Guaranty Supplement shall evidence its consent to and acknowledgment and approval of the terms set forth herein and in the

Guaranty and by such execution the Additional Guarantor shall be deemed to have made in favor of the Holders the representations and warranties set forth in Section 5 of the Guaranty.

[The Additional Guarantor hereby irrevocably appoints [C T Corporation System], as its agent for the purpose of receiving service of any process within the State of New York.] [THE FOREGOING TO BE ADDED ONLY IF EACH OF THE ADDITIONAL GUARANTORS AND THE COMPANY IS A FOREIGN GUARANTOR]

Upon execution of this Guaranty Supplement, the Guaranty shall be deemed to be amended as set forth above. Except as amended herein, the terms and provisions of the Guaranty are hereby ratified, confirmed and approved in all respects.

Any and all notices, requests, certificates and other instruments (including the Notes) may refer to the Guaranty without making specific reference to this Guaranty Supplement, but nevertheless all such references shall be deemed to include this Guaranty Supplement unless the context shall otherwise require.

Dated:         ,         .

[NAME OF ADDITIONAL GUARANTOR]

By:
Its

ACCEPTED AND AGREED:

STERIS plc

By:
Name:
Title: